Exhibit 99.1

PREIT Successfully Completes Financial Restructuring

New Capital Strengthens Balance Sheet

and Extended Maturity Schedule Increases Financial Flexibility

All Properties Are Open, Serving Consumers, and Ready for the Holiday Season

PHILADELPHIA, December 11 – PREIT (NYSE: PEI), a leading operator of diverse retail and experiential destinations, today announced it has successfully completed its financial restructuring and emerged from Chapter 11 following an expedited process.

Consistent with previous announcements, PREIT now has access to up to $130 million of new capital to support its operations and continue advancing its strategic priorities. In addition to recapitalizing its business, PREIT’s debt maturity schedule has been extended, providing the Company with enhanced financial flexibility.

Throughout the restructuring process, PREIT has continued operations as usual and met all obligations to tenants, suppliers and the communities in which it operates. In addition, suppliers and other trade creditors and business partners were unimpaired, and all suppliers and employees have been, and will continue to be, paid in full. The Company’s common stock will continue to trade on the New York Stock Exchange (NYSE) under the same ticker symbol PEI. Moving forward, PREIT will continue to offer distinctive retail and experiential destinations as it moves to transform its portfolio of bullseye locations in high barrier-to-entry markets into multi-use sustainable districts incorporating an array of new uses, while prioritizing the health and safety of its employees, partners, customers and communities.

“We have significantly strengthened the Company thanks to the overwhelming support of our financial stakeholders, as well as our employees, customers, communities and business partners,” said Joseph F. Coradino, CEO of PREIT. “Having quickly and efficiently completed our financial restructuring, PREIT is now a more resilient company with additional resources and financial flexibility to continue delivering terrific experiences for consumers and outstanding service for our retail partners. PREIT has a history of being a first-mover in adapting to new trends in retail and will continue to stay ahead of the emerging concepts and uses across our portfolio.”

Coradino continued, “On behalf of all of us at PREIT, I thank our tenants, suppliers, and other business partners for their support throughout this process. I am also deeply grateful to our dedicated employees for their hard work and unwavering commitment to working safely, delivering great experiences and executing our winning strategy.”

DLA Piper LLP (US) LLP, Faegre, Drinker, Biddle & Reath LLP and Wachtell, Lipton, Rosen & Katz are serving as legal counsel and PJT Partners LP is serving as financial advisor to PREIT.

About PREIT

PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages innovative properties at the forefront of shaping consumer experiences through the built environment. PREIT’s robust portfolio of carefully curated retail and lifestyle offerings mixed with destination dining and entertainment experiences are located primarily in densely-populated, high barrier-to-entry markets with tremendous opportunity to create vibrant multi-use destinations. Additional information is available at www.preit.com or on Twitter, Instagram or LinkedIn.

Forward Looking Statements

This press release contains certain forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “may” or similar expressions. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks, uncertainties and changes in circumstances that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our other filings with the Securities and Exchange Commission. While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to achieve our forecasted revenue and pro forma leverage ratio and generate free cash flow to further reduce our indebtedness; our ability to manage our business through the impacts of the COVID-19 pandemic, a weakening of global economic and financial conditions, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. Additionally, our business might be materially and adversely affected by changes in the retail and real estate industries, including consolidation and store closings, particularly among anchor tenants; current economic conditions, including the impact of the COVID-19 pandemic and the steps taken by governmental authorities and other third parties to reduce its spread, and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions; our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; our ability to maintain and increase property occupancy, sales and rental rates; increases in operating costs that cannot be passed on to tenants; the effects of online shopping and other uses of technology on our retail tenants; risks related to our development and redevelopment activities, including delays, cost overruns and our inability to reach projected occupancy or rental rates; acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; our substantial debt and the liquidation preference of our preferred shares and our high leverage ratio and our ability to remain in compliance with our financial covenants under our debt facilities; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through sales of properties or interests in properties and through the issuance of equity or equity-related securities if market conditions are favorable; and potential dilution from any capital raising transactions or other equity issuances.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein, and in the sections entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

PREIT Contact:

Heather Crowell

EVP, Strategy and Communications

(215) 316-6271

heather.crowell@preit.com

Contact:

Andrew Siegel / Meaghan Repko

Joele Frank Wilkinson Brimmer Katcher

212-355-4449